Exhibit 10.9

SUBLEASE

BASIC SUBLEASE INFORMATION

Effective Date:	_________7_______, 2024
Sublandlord:	Dynavax Technologies Corporation, a Delaware corporation
Sublandlord’s Address For Notice:	Dynavax Technologies Corp. Attn: Chief Financial Officer 2100 Powell Street, Suite 720 Emeryville, CA 94608
With a Copy To:	Cooley LLP 11951 Freedom Drive, Suite 1400 Reston, Virginia 20190 Attn: John G. Lavoie, Esq. Email: jlavoie@cooley.com
Sublandlord’s Address For Payment of Rent:	ACH / EFT Payments: To be provided
Subtenant:	Metagenomi, Inc., a Delaware corporation
Subtenant’s Address For Notice and Tenant’s Representative:	5959 Horton Street, 7th Floor Emeryville, CA 94608 Attn: Chief Financial Officer Email: pamela.wapnick@metagenomi.co
With a Copy To:	With a copy to: legal@metagenomi.co, and Dalsin Law 1630 N. Main Street, No. 221 Walnut Creek, CA 94596 Attn: Ann M. Dalsin, Esq. Email: ann.dalsin@dalsinlaw.com
Master Landlord:	EmeryStation West, LLC, a California limited liability company
Building:	The building within the Project with a common address of 5959 Horton Street, Emeryville, California 94608
Building Address:	5959 Horton Street Emeryville, California 94608
Subleased Premises:

Approximately seventy-five thousand six hundred sixty-two (75,662) rentable square feet located within the Building, comprising the entirety of the 6th and 7th floors of the Building, as generally shown in Exhibit A

Subleased Premises Address:	5959 Horton Street Emeryville, California 94608 6th and 7th Floor
Commencement Date:	Immediately upon termination of the (i) Zymergen Sublease and (ii) Sub-Sublease (as such terms are herein defined)
Expiration Date:	March 31, 2031
Sublease Term:	The period beginning on the Commencement Date and ending on the Expiration Date.

Base Rent:	From:	To:	Base Rent (per month)
	Commencement Date	June 30, 2024	$246,677.04
	July 1, 2024	December 31, 2024	$493,354.07
	January 1, 2025	December 31, 2025	$510,621.46
	January 1, 2026	December 31, 2026	$528,493.21
	January 1, 2027	December 31, 2027	$546,990.47
	January 1, 2028	December 31, 2028	$566,135.14
	January 1, 2029	December 31, 2029	$585,949.87
	January 1, 2030	December 31, 2030	$606,458.12
	January 1, 2031	March 31, 2031	$627,684.15

Base Rent Abatement:	One half (50%) of the Base Rent through June 30, 2024 shall be abated as reflected in the above table.
Subtenant’s Share:	Building: 28.94%
Letter of Credit:	One Million Nine Hundred Seventy-Three Thousand Four Hundred Sixteen and 28/100 Dollars ($1,973,416.28).
Sublandlord’s Broker:	Not applicable.
Subtenant’s Broker:	Not applicable.
Permitted Use:	Office, research and development and laboratory use, in each case, to the extent permitted and subject to Section 5 below.

EXHIBITS

A.	Outline of Subleased Premises
B.	Master Lease
C.	Sublandlord FF&E
D.	Bill of Sale
E.	Environmental Questionnaire
F.	Intentionally Omitted
G.	Form of Letter of Credit

RECITALS

Whereas, Master Landlord, as landlord, and Sublandlord, as tenant, are parties to that certain Office/Laboratory Lease dated as of September 17, 2018 (the “Master Lease”), pursuant to which Master Landlord leases to Sublandlord the Subleased Premises. A copy of the Master Lease is attached to this Sublease as Exhibit B.

Whereas, Sublandlord, as sublandlord, and Zymergen Inc., a Delaware corporation (“Zymergen”), as subtenant, entered into that certain Sublease dated as of July 12, 2019 (the “Zymergen Sublease”), pursuant to which Sublandlord subleased to Zymergen the Subleased Premises.

Whereas, Zymergen, as sub-sublandlord, and Subtenant, as sub-subtenant, entered into that certain Sublease dated as of November 11, 2022 (the “Sub-Sublease”), pursuant to which Zymergen sub-subleased to Subtenant the Subleased Premises.

Whereas, pursuant to that certain Termination and Release Agreement dated on or about the date hereof, by and between Master Landlord, Zymergen, Sublandlord and Subtenant, (i) the Zymergen Sublease shall terminate as of the Effective Date hereof; (ii) the Sub-Sublease shall terminate as of the Effective Date hereof; and (iii) Sublandlord and Subtenant shall enter into this Sublease as of the Effective Date hereof, pursuant to which Sublandlord shall sublet to Subtenant, and Subtenant shall sublet from Sublandlord, the Subleased Premises on all of the terms and conditions of this Sublease.

Capitalized terms used herein shall have the meanings given such terms in the Master Lease, unless otherwise defined herein or within the Basic Sublease Information.

AGREEMENT

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Sublease. Sublandlord does hereby sublet to Subtenant and Subtenant does hereby sublet from Sublandlord the Subleased Premises, subject to the terms, provisions, and conditions of this Sublease. Subtenant hereby acknowledges the rentable square footage of the Subleased Premises set forth above in the Basic Sublease Information, and Subtenant accepts and agrees that, for all purposes in this Sublease, such amount is not approximate and agrees to be bound by such figure. Notwithstanding the foregoing, in the event the Master Lease provides the right to Master Landlord to remeasure and/or otherwise modify the rentable square footage of the Subleased Premises, the parties agree that the rentable square footage of the Subleased Premises may be modified to reflect such adjustment.
2.
Sublease Contingency; Sublease Term.
(a)
Sublease Contingency. Sublandlord and Subtenant expressly acknowledge and agree that this Sublease is subject to the following contingency (the “Sublease Contingency”): Master Landlord’s prior written consent to this Sublease, in form provided by Master Landlord and reasonably acceptable to Sublandlord and Subtenant (“Master Landlord’s Consent”). Subtenant agrees to cooperate in all reasonable respects in connection with obtaining the Master Landlord’s Consent. If Sublandlord, despite the parties’ good faith efforts, fails to obtain the Master Landlord’s Consent within forty-five (45) days after the Effective Date, then either Sublandlord or Subtenant may terminate this Sublease by giving written notice thereof to the other at any time prior to receipt of the Master Landlord’s Consent. If either party terminates this Sublease pursuant to the immediately preceding sentence, then notwithstanding anything to the contrary set forth herein, this Sublease shall be null and void, of no force or effect, and Sublandlord shall within thirty (30) days after notice of termination is given, return to Subtenant the Prepayment (defined in Section 4 below), and/or Letter of Credit (defined in Section 19 below) to the extent actually delivered by Subtenant to Sublandlord. The return of such sums paid by Subtenant shall be Subtenant’s sole and exclusive remedy in the event of a termination pursuant to this Section 2(a). Furthermore, neither party shall have any liability to the other for any termination or cancellation of this Sublease if Master Landlord’s Consent is not obtained.

(b)
Sublease Term. The Sublease Term shall commence on the Commencement Date and shall continue in full force and effect for the period of time specified as the Sublease Term in the Basic Sublease Information; provided, however, that in no event shall the Sublease Term extend beyond the term of the Master Lease. Subtenant shall have no right whatsoever pursuant to this Sublease to extend the Sublease Term for any portion of the Subleased Premises, and Subtenant acknowledges and agrees that this Sublease does not incorporate by reference or include any right of Sublandlord in the Master Lease to extend the term of the Master Lease.
3.
Delivery and Condition. Subtenant accepts the Subleased Premises in its “AS IS, WHERE IS, WITH ALL FAULTS” condition with the furniture, fixtures and equipment existing in the Premises as of the Effective Date remaining. Upon the expiration or earlier termination of the Sublease (including without limitation, in the event the Master Lease terminates prior to the expiration date of this Sublease, and Master Landlord recognizes Subtenant as a direct tenant pursuant to the terms of the Master Landlord’s Consent), Subtenant shall purchase the furniture, fixtures and equipment generally described on Exhibit C (the “Sublandlord FF&E”), specifically including nine biosafety cabinets and two lab freezers located on the 6th Floor Premises from Sublandlord in its “AS IS, WHERE IS, WITH ALL FAULTS” condition for a purchase price of $1.00, pursuant to a bill of sale to be signed by both parties in the form attached hereto as Exhibit D. Subtenant acknowledges that Sublandlord shall have no obligation to perform any improvements, alterations, or other work to the Subleased Premises, or provide Subtenant with any improvement allowance with respect to the Subleased Premises. As of the Possession Date, Subtenant accepted the Subleased Premises in the condition provided for in this Section and waived all claims of defect in or relating to the Subleased Premises.
4.
Rent.
(a)
Terms of Payment. Subtenant shall pay to Sublandlord, at Sublandlord’s Address for Payment of Rent designated in the Basic Sublease Information, or as otherwise directed by Sublandlord, Base Rent, and Additional Rent, without notice, demand, offset or deduction, in advance, on the first day of each calendar month, except as otherwise expressly set forth in this Sublease. All payments required to be paid by Subtenant to Sublandlord shall be made in federal funds by electronic fund transfer (EFT) or Automated Clearing House (ACH) (or to such other party or at such location as Sublandlord may otherwise from time to time specify in writing) before 11:00 a m. Pacific Time. If the Sublease Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month. Subtenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Sublease.
(b)
Additional Rent. All sums due from Subtenant to Sublandlord or to any third party under the terms of this Sublease (other than Base Rent and the Letter of Credit) shall be additional rent (“Additional Rent”). Additional Rent shall include, without limitation, (i) Subtenant’s Share of all amounts other than base rent payable by Sublandlord to Master Landlord under the Master Lease with respect to the Subleased Premises, including without limitation amounts payable as Rent Adjustment, as defined in the Master Lease; (ii) taxes on personal property, equipment and fixtures located in or about the Subleased Premises; (iii) amounts recoverable due to a failure of performance by Subtenant under this Sublease; and (iv) any other costs or expenses due from Sublessee to Sublessor under this Sublease. “Subtenant’s Share” shall be the percentage set forth in the Basic Sublease Information as Subtenant’s Share of the Project and Subtenant’s Share of the Building, as applicable. However, Subtenant’s Share may be reasonably adjusted by Sublandlord in the future for changes in the physical size of the Project made by Sublandlord and/or Master Landlord. Sublandlord may equitably increase Subtenant’s Share for any item of expense or cost reimbursable by Subtenant that relates to an item of maintenance, repair, replacement, or service that benefits only the Subleased Premises. All Additional Rent that is payable to Sublandlord shall be paid at the time, place, and manner as Base Rent pursuant to Section 4(a) above, unless this Sublease expressly provides otherwise. Sublandlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent, Additional Rent and any other sums due hereunder from Subtenant are sometimes referred to in this Sublease as “Rent”.
(c)
Omitted.
(d)
Late Charge; Interest. Subject to other provisions of this Sublease, if Subtenant fails to pay any Rent within two (2) business days after notice of late payment (with notice to be given by noon on such first business day), Subtenant shall pay to Sublandlord on demand a late charge equal to ten percent (10%) of such delinquent sum.

The provision for such late charge shall be in addition to all of Sublandlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction of past due Rent. Subtenant’s covenant to pay Rent is independent of every other covenant in this Sublease.
5.
Use; Compliance with Laws; Hazardous Materials.
(a)
The Subleased Premises shall be used for the Permitted Use to the extent permitted by the Master Lease, in accordance with this Sublease, and for no other purpose. Subtenant shall use the Subleased Premises in compliance with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, including, without limitation, all applicable federal, state and local laws or regulations governing protection of, damage to the environment, or the treatment, storage or disposal of hazardous materials, and any covenants, conditions and restrictions encumbering the Subleased Premises, the Building and/or the Project (collectively referred to as “Laws”). Subtenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Subtenant’s use or occupancy of the Subleased Premises. Sublandlord makes no warranty or representation as to whether or not the Subleased Premises comply with Law and, notwithstanding anything to the contrary contained herein, Sublandlord shall have no obligation to bring the Subleased Premises into compliance with Law, nor any such obligation with respect to the Building or the Project. In the event that Subtenant’s use of the Subleased Premises requires modifications or additions to the Subleased Premises, the Building, or the Project in order to be in compliance with Law, Subtenant agrees to make any such necessary modifications and/or additions at its sole cost and expense and in accordance with the terms of Section 8 herein.
(b)
Subtenant shall not use, store, transport or dispose of any Hazardous Materials (as defined in the Master Lease) in, under or about the Subleased Premises, Building or the Project, except that Subtenant may keep, store and use in the Subleased Premises those Hazardous Materials, and their respective quantities, specifically listed on the “Environmental Questionnaire” attached to this Sublease as Exhibit E, in each case, to the extent approved in writing by Sublandlord and (if applicable) Master Landlord, and as otherwise permitted pursuant to the terms and conditions of Section 7.1(g) of the Master Lease incorporated herein. The Environmental Questionnaire may be reasonably updated by written notice by Subtenant to Sublandlord from time to time. Subtenant shall update such Environmental Questionnaire upon reasonable notice from Sublandlord. Any such updates shall be subject to the review and approval of Sublandlord and (if applicable) Master Landlord. Subtenant hereby represents and warrants to Sublandlord that (i) neither Subtenant nor any of its legal predecessors has been required by any prior landlord, sublandlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Subtenant or such predecessor, or resulted from Subtenant’s or such predecessor’s action or use of the property in question; and (ii) Subtenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Sublandlord determines that this representation and warranty was not true as of the date of this Sublease, Sublandlord shall have the right to terminate this Sublease in Sublandlords’ sole and absolute discretion.
6.
Utilities and Services.
(a)
Subtenant shall be solely responsible for and shall pay when due all (i) water, sewer, gas, electricity, other utilities and utility-type services used on or provided to the Subleased Premises, (ii) environmental health and safety services and hazardous waste management furnished to the Subleased Premises, and (iii) information technology services and support, administrative support, janitorial services, business services, office supplies, food and beverage, and other similar items and services with respect to the Subleased Premises. Subtenant shall contract directly for such services. Sublandlord shall not be liable to Subtenant for interruption in or curtailment of any such utility or service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. In the event the Subleased Premises is not separately metered for a utility service, Subtenant shall have the option, subject to Sublandlord’s and Master Landlord’s prior written consent and the terms of this Sublease, to cause the Subleased Premises to be separately metered at Subtenant’s sole cost and expense. If Subtenant does not elect to cause the Subleased Premises to be separately metered, Subtenant shall pay, upon demand, a reasonable proration of utilities, as determined by Sublandlord. Subtenant hereby waives the provisions of any applicable existing or future

Laws permitting the termination of this Sublease due to an interruption, failure or inability to provide any services or utilities (including, without limitation, the provisions of California Civil Code Section 1932(1)).
(b)
To allow for compliance with building performance benchmarking and disclosure laws and regulations (including, but not limited to, compliance with California Public Resources Code §25402.10), Subtenant, promptly upon request, shall deliver to Sublandlord (or, at Sublandlord’s option, execute and deliver to Sublandlord an instrument enabling Sublandlord to obtain from such provider) any data about Subtenant’s utility consumption. Further, Subtenant authorizes Sublandlord and Master Landlord to disclose such information and data regarding the Subleased Premises as may be requested or required from time to time to comply with Laws and/or energy regulations.
7.
Maintenance and Repairs. Subtenant acknowledges and agrees that Master Landlord shall be responsible for the maintenance and repair obligations of the “Landlord” under the Master Lease. Subtenant shall look solely to Master Landlord for performance thereof. Subtenant hereby recognizes and agrees that all acknowledgements, reservations of rights, limitations on and waivers of liability, and rights to notice in favor of “Landlord” are incorporated into this Sublease in favor of Master Landlord and Sublandlord, as if the same were restated in this Sublease by Subtenant. In no event shall Sublandlord be obligated to undertake any maintenance, repair or replacement obligations that are otherwise the responsibility of Master Landlord or Subtenant, whether hereunder or under the Master Lease. Notwithstanding anything to the contrary contained herein, if any maintenance, repairs, or replacements are required to be made to the Subleased Premises, the Master Premises, the Building, or the Project due to the acts, omissions or negligence of Subtenant or any Subtenant Party (defined in Section 11 below), then such maintenance, repairs, or replacements shall be at Subtenant’s sole cost and expense; provided, further, Subtenant shall be responsible for keeping and maintaining the Subleased Premises in good condition at its sole cost and expense except as explicitly set forth in the Master Lease or herein.
8.
Alterations.
(a)
Any alterations, additions or improvements to the Subleased Premises by or for Subtenant (collectively referred to as “Alterations”) shall require the prior written consent of Sublandlord and Master Landlord. Alterations shall be subject to and made in accordance with Article 9 of the Master Lease, which is incorporated herein by this reference (provided, however, that all references therein to “Tenant” and “Subleased Premises” shall mean “Subtenant” and the “Subleased Premises”, respectively, and all references therein to “Landlord” shall mean “Sublandlord” and “Master Landlord”). Upon the expiration or earlier termination of this Sublease, Subtenant shall remove any or all Alterations made or installed by, or on behalf of, Subtenant and restore the Subleased Premises to the condition required pursuant to Section 17 below; provided, however, (a) rights in favor of Master Landlord to retain, preserve, and/or leave in place all or any portion of such Alterations are incorporated into this Sublease in favor of Master Landlord and Sublandlord, as if the same were restated in this Sublease by Subtenant; and (b) in the event of the exercise of such right, such items shall be and become the property of (as applicable) Sublandlord or Master Landlord upon the expiration or earlier termination of this Sublease. Subtenant shall be solely responsible for the planning, permitting, construction and completion of any Alterations at Subtenant’s sole cost and expense. Subtenant shall make all payments for Alterations in a timely manner so as not to permit any mechanic’s or other liens to be placed upon the Subleased Premises in connection with any Alterations. Subtenant shall fully discharge any such lien within fifteen (15) days after the date of filing, and if Subtenant fails to do so, Sublandlord may take such action as may be necessary to remove such lien and Subtenant shall promptly pay Sublandlord such amounts expended by Sublandlord in connection therewith. Subtenant shall not damage or deface the furnishings, walls, floors, ceilings or other portions of the Subleased Premises. Any damage to the Subleased Premises, the Building and/or the Project caused by Subtenant or a Subtenant Party shall be promptly repaired by Subtenant, to Sublandlord’s and (if applicable) to Master Landlord’s satisfaction, all at Subtenant’s sole cost and expense. Any provision which permits Master Landlord to recover costs incurred in connection with reviewing and coordination of Alterations shall be construed as requiring Subtenant to pay such costs of Master Landlord and Sublandlord,
(b)
It is hereby acknowledged and agreed that it is Subtenant’s intention to convert all or a portion of the 7th floor of the Premises to laboratory space (the “Laboratory Conversion Work”). Subtenant shall have the right, but not the obligation, to undertake the Laboratory Conversion Work at its own cost and expense. Provided Subtenant complies with Article 9 of the Master Lease, Sublandlord consents to Subtenant performing the Laboratory Conversion Work. Notwithstanding anything in this Sublease or Master Lease to the contrary, the Security Deposit and Rent Adjustment shall not be increased due to any Laboratory Conversion Work, nor shall Subtenant nor Sublandlord have any obligation to remove the Laboratory Conversion Work or restore the Sublease Premises to its condition prior to the Laboratory Conversion Work at the end of the Sublease Term. This paragraph and Sublandlord’s consent hereto, shall be subject to Sublandlord’s and Subtenant’s receipt of consent to the same from Master Landlord.
(c)
Notwithstanding anything in this Sublease to the contrary, Sublandlord acknowledges and agrees that certain of the Sublandlord FF&E may be required to be modified, moved or removed by Subtenant in connection with the performance of any Subtenant Alterations and/or the Laboratory Conversion Work. In furtherance of the foregoing, Subtenant shall have the right to remove, move and/or modify the Sublandlord FF&E in connection with an approved Alteration and/or the Laboratory Conversion Work (“Removable FF&E”) without the prior consent of Sublandlord but upon prior written notice to Sublandlord for Sublandlord’s accounting and recordkeeping purposes (“Removal Notice”). Further, in the event the cost of removal of any item of Removable FF&E (per instance) exceeds Ten Thousand and No/100 Dollars ($10,000.00), Subtenant shall have the right to provide Sublandlord with written notice thereof (which notice shall include reasonable backup documentation evidencing such cost), and Sublandlord shall remove the same at Sublandlord’s sole cost and expense.
9.
Entry by Sublandlord or Master Landlord. Sublandlord or Master Landlord may enter the Subleased Premises at any time during the Sublease Term and/or undertake the following all without abatement of Rent or liability to Sublandlord and/or Master Landlord: inspect the Subleased Premises; to make and operate repairs, alterations, improvements, or additions to the Subleased Premises; show the Subleased Premises to prospective purchasers and investors and existing and prospective lenders; and (if applicable), during the last nine (9) months of the Subleased Term, place signs for the rental of, and show the Subleased Premises to prospective tenants and/or subtenants. Subtenant acknowledges that any prior notice of entry into the Subleased Premises may be given orally; however, no notice shall be required in case of an emergency.
10.
Assignment and Subletting. Subtenant shall not assign, sublease, or transfer any interest in this Sublease or allow any third party to use any portion of the Subleased Premises (collectively or individually, a “Transfer”), without the prior written consent of Sublandlord and Master Landlord. Each Transfer (including a proposed Transfer) shall be subject to Article 10 of the Master Lease which is incorporated herein by this reference (provided, however, that all references therein to “Tenant” and “Subleased Premises” shall mean “Subtenant” and the “Subleased Premises”, respectively, and all references therein to “Landlord” shall mean “Sublandlord” and “Master Landlord”). Any Transfer without the prior written consent of Sublandlord and Master Landlord shall be an incurable default by Subtenant and, in addition to any other rights and remedies, shall entitle Sublandlord to terminate this Sublease immediately. Subtenant shall not be released from any of its obligations under this Sublease or those provisions of Master Lease incorporated herein, and shall continue to be liable as a principal, not as a guarantor or surety, and to the same extent as though no Transfer had been made. Subject to all of the foregoing, no permitted Transfer shall be effective until there has been delivered to Sublandlord a counterpart of the Transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Subtenant for the payment of Rent pertaining to the Subleased Premises and for the performance of all of the terms and provisions of this Sublease and those provisions of Master Lease incorporated herein. Notwithstanding anything to the contrary herein or otherwise, Subtenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber the Subleased Premises, this Sublease, the Master Lease, or any of Subtenant’s rights hereunder without the prior written consent of Sublandlord and Master Landlord, which consent Sublandlord and/or Master Landlord may withhold in its/their sole discretion. Subtenant hereby waives (for itself and all persons claiming under Subtenant) the provisions of California Civil Code Section 1995.310.
11.
Indemnity and Waiver of Claims. Subtenant shall indemnify, defend (by counsel acceptable to Sublandlord) and hold Sublandlord and all of Sublandlord’s affiliates, and each of their respective, owners, investors, partners, principals, members, trustees, officers, directors, shareholders, agents, contractors, employees and lenders (“Sublandlord Parties”) harmless from and against all liabilities, damages, claims, and expenses, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Sublandlord or any of the Sublandlord Parties, arising directly or indirectly out of (a) the use or occupancy of the Subleased Premises, the conduct of Subtenant’s business or any activity, work or things done, permitted or suffered by Subtenant or any of Subtenant’s affiliates, or their respective employees, agents, customers, visitors, invitees, licensees, contractors, assignees (individually, a “Subtenant Party”, and collectively, the “Subtenant Parties”), or (b) a breach or default in the performance of any obligation on Subtenant’s part to be performed hereunder, except to the extent caused by Sublandlord’s gross negligence or willful misconduct. Subtenant hereby waives all claims against Sublandlord and the Sublandlord Parties for (i) any injury or damage to person or property (or resulting from the loss of use thereof) in or about the Subleased Premises or the Building by or from any cause whatsoever (including, without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Project, the Building and/or the Subleased Premises not being in good condition or repair, gas, fire, oil, or electricity), except to the extent caused by Sublandlord’s gross negligence or willful misconduct, and (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Notwithstanding any provision in this Sublease to the contrary, neither Sublandlord nor any Sublandlord Parties, nor Master Landlord nor any of their owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders, shall be liable for (and Subtenant hereby waives any claims for) any injury or damage to, or interference with, Subtenant’s business, including consequential damage, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of punitive damage. Subtenant and Subtenant parties shall only be liable to Sublandlord, Sublandlord Parties and Master Landlord for any consequential damage, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage (a) (i) caused directly by an act or omission of Subtenant or any of Subtenant’s invitees, agents or employees, and (ii) Master Landlord has brought an action against Sublandlord for same; or (b) to the extent resulting from a holdover (which is governed by Section 18 of this Sublease).
12.
Insurance. The provisions of Article 16 of the Master Lease pertaining to insurance shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, (i) the term “Tenant” in Article 16 of the Master Lease shall be deemed to mean Subtenant; (ii) the term “Landlord” in Section 16.3 of the Master Lease shall be deemed to mean Master Landlord; (iii) the term “Landlord” in Sections 16.1, 16.2, 16.4 and 16.5 of the Master Lease shall be deemed to mean Master Landlord and Sublandlord (it being understood that Sublandlord and Sublandlord Parties shall be named, as applicable, as additional insureds and loss payees, that Sublandlord shall be entitled to all applicable notices related to such insurance and to evidence of all such insurance, and that the release and waiver of subrogation in Section 16.4 of the Master Lease shall also apply as between Sublandlord and Subtenant; and (iv) the term “Premises” shall mean the “Subleased Premises.” The insurance certificate to be provided by Subtenant shall be subject to approval by Sublandlord and Master Landlord (the “Insurance Certificate”).
13.
Damage or Destruction and Condemnation. The provisions of Article 13 of the Master Lease pertaining to damage or destruction and condemnation, respectively, shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, the term “Tenant” in Article 13 of the Master Lease shall be deemed to mean Subtenant and the term “Landlord” therein shall be deemed to mean Master Landlord and the term “Premises” shall mean the “Subleased Premises”, except that (a) in no event shall Sublandlord have any obligation to Subtenant to restore the Subleased Premises if damaged, destroyed or condemned as described in Article 13 of the Master Lease; and (b) Subtenant shall have no right to (i) terminate this Sublease due to casualty damage to or condemnation of all or any portion of the Subleased Premises unless Sublandlord has such right under the Master Lease, or (ii) any insurance proceeds or condemnation awards received by Sublandlord under the Master Lease, all of which shall be deemed to be the property of Sublandlord. Subtenant hereby (A) waives (I) any and all provisions of applicable Laws that provide alternative rights for the parties in the event of damage or destruction (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any successor statute or laws of a similar nature), and (II) any rights it may have pursuant to any applicable Laws in the event of a condemnation (including, without limitation, Section 1265.130 of the California Code of Civil Procedure and any successor statutes); and (B) agrees that the provisions of this Section 13 shall govern the parties’ rights in the event of any casualty and/or condemnation.
14.
Events of Default. The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Subtenant (“Default”): (i) Subtenant’s failure to pay Rent within three (3) days of the date due; provided, however that Sublandlord will give Subtenant notice and an opportunity to cure any failure to pay Rent within three (3) days of any such notice not more than twice in any twelve (12) month period; provided, further, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161; (ii) all those items of default set forth in the Master Lease where the obligation is incorporated in this Sublease, including, without limitation, the Defaults listed in Article 11 of the Master Lease, which remain uncured after the cure period provided in the Master Lease; (iii) Subtenant shall attempt or there shall occur any Transfer in contravention of this Sublease or the Master Lease; or (iv) Subtenant’s failure to perform any other term, provision or covenant of this Sublease, which failure remains uncured after fifteen (15) days written notice thereof; provided that, subject to Section 16(b) below, if the failure is of a nature that reasonably requires more than fifteen (15) days, to cure, the cure period shall be extended so long as the cure is commenced within such period and diligently prosecuted to completion.
15.
Remedies. Upon any Default by Subtenant under the terms of this Sublease, beyond any applicable notice and cure period, Sublandlord shall have the remedies set forth in Article 11 of the Master Lease (which rights are hereby incorporated by reference into the terms of this Sublease) as if Sublandlord were Master Landlord, including, without limitation, the right to terminate this Sublease, in which case Subtenant shall immediately surrender the Subleased Premises to Sublandlord. If Subtenant fails to surrender the Subleased Premises, Sublandlord may, in compliance with applicable Laws and without prejudice to any other right or remedy, enter upon and take possession of the Subleased Premises. In addition to the right to terminate this Sublease and collect damages, Sublandlord shall have the right to pursue any other remedy provided under the Master Lease or that is now or hereafter available at law or in equity. No right or remedy conferred upon or reserved to Sublandlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, Laws, or in equity.
16.
Sublandlord Representations, Warranties and Covenants; Master Lease.
(a)
Sublandlord represents and warrants the following is true and correct as of the Effective Date: (i) Sublandlord is the tenant under the Master Lease and has the capacity to enter into this Sublease with Subtenant subject to the Sublease Contingency, (ii) the Master Lease attached as Exhibit B, is a true, correct, and complete copy of the Master Lease, is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out herein, (iii) Sublandlord has not received any notice, and has no actual knowledge of any default by Sublandlord under the Master Lease, including without limitation as to any covenants related to Hazardous Materials, (iv) Sublandlord has no actual knowledge, of any default by Master Landlord under the Master Lease. Sublandlord covenants that it will maintain the Master Lease during the entire Sublease Term, subject, however, to any earlier termination of the Master Lease without the fault of Sublandlord. Sublandlord hereby covenants not to enter into any amendment or other agreement with respect to the Master Lease without the prior written consent of the Subtenant.
(b)
Subtenant takes possession of the Subleased Premises, and enters into this Sublease, subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Master Lease, except as otherwise expressly provided for herein. Subtenant’s use of the Subleased Premises, the Building, and the Project shall be subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Sublease and the Master Lease, except as otherwise expressly provided for herein. Subtenant shall not, and shall not permit Subtenant Parties to, by act or omission cause a breach of any of the terms, covenants, conditions, and restrictions contained in this Sublease or the Master Lease. Except as specifically set forth herein, with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days after notice or other time condition to perform its corresponding obligation under the Master Lease (excluding the payment of Rent), Subtenant shall have one-fourth fewer days (rounded to the nearest whole day) to perform the obligation, including without limitation curing any defaults. Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.
(c)
It is expressly understood, acknowledged and agreed by Subtenant that all of the other terms, conditions and covenants of this Sublease shall be those stated in the Master Lease except as excluded or modified below in this Section 16(c). Except as otherwise set forth in this Sublease, Subtenant shall be subject to, bound by and comply with all of said Sections of the Master Lease with respect to the Subleased Premises and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of Sublandlord and Master Landlord, it being understood and agreed (except as otherwise expressly set forth in this Sublease), however, that (i) wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublandlord” shall be substituted, wherever the word “Lease” appears, for purposes of this Sublease, the word “Sublease” shall be substituted, and wherever the word “Premises” appears, for the purposes of this Sublease, the word “Subleased Premises” shall be substituted, and wherever the word “Term” appears, for purposes of this Sublease, the words “Sublease Term” shall be substituted; (ii) Sublandlord shall have no liability to Subtenant with respect to (w) representations and warranties made by Master Landlord under the Master Lease, (x) any indemnification obligations of Master Landlord under the

Master Lease, (y) obligations or liabilities of Master Landlord under the Master Lease with respect to compliance with laws, condition of the Subleased Premises or Hazardous Materials, or (z) obligations under the Master Lease to repair, maintain, restore, or insure all or any portion of the Subleased Premises, regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublandlord liable therefor; (iii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Subtenant to Master Landlord and Sublandlord; (iv) whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of Master Landlord and Sublandlord; (v) whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Tenant, said provisions shall be construed to require the written consent of Subtenant; and (vi) in any case where Master Landlord is to indemnify, release or waive claims against “Tenant”, such indemnity, release or waiver shall be deemed to run from Master Landlord and Sublandlord to Subtenant. In the event of any conflict between this Sublease, on the one hand, and the Master Lease, on the other hand, the terms of this Sublease shall control as between Sublandlord and Subtenant. Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease. In addition to any other provisions contained in this Sublease which specifically state that certain provisions of the Master Lease are not incorporated into this Sublease or are otherwise modified as described in such other provisions, the terms and provisions of the following Sections and portions of the Master Lease are not incorporated into this Sublease or are modified as provided for below: (A) the following provisions of the Master Lease are expressly not incorporated herein by reference: the definition of “Base Rent,” “Applicable Monthly Base Rent,” “Security Deposit,” “Sublease Term,” and “Commencement Date,” are not a part of this Sublease; the definition of “Monthly Base Rent,” “Security Deposit,” “Lease Term” and “Commencement Date,” as the same appear in the Master Lease, are not part of this Sublease; Section 2.1, Section 2.2, Section 2.3, Section 2.6, Section 2.7, Section 2.8, Article 3, Article 5, Article 22 and Section 24(b), all of the Master Lease, are not part of (and not incorporated into) this Sublease; the references to “Landlord” in Section 8.1, Section 16.3, Article 14 and Article 15 of the Master Lease shall be deemed to mean “Master Landlord,”; and Exhibits B, B-1 and B-2 to the Master Lease are not part of (and are not incorporated into) this Sublease.
(d)
Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord. Sublandlord, upon Subtenant’s written request, shall use commercially reasonable efforts to cause the Master Landlord to perform its obligations under the Master Lease (including without limitation by notifying Master Landlord of Master Landlord’s o failure to perform its obligations under the Master Lease if Master Landlord fails to perform same within thirty (30) days after Master Landlord has been requested to do so in writing by Subtenant) and shall use commercially reasonable efforts to cooperate with Subtenant in its efforts to obtain such performance at no cost to Sublandlord. In no event shall Sublandlord be required to initiate any legal proceedings or to incur any expense or liability in connection with such efforts.
(e)
If (i) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (ii) Master Landlord o shall give any notice of failure or default under the Master Lease arising out of any failure by Subtenant to perform any of its obligations hereunder, then, in any such case, Sublandlord shall have the right (but not the obligation) to enter the Subleased Premises and perform or endeavor to perform such obligation, at Subtenant’s expense. Subtenant shall, within ten (10) days of Sublandlord’s demand, reimburse Sublandlord for all such costs and expenses incurred by Sublandlord in doing so (plus a sum for overhead to Sublandlord equal to five percent (5%) of such costs and expenses) as Rent.
(f)
Subtenant shall promptly execute, acknowledge and deliver to Sublandlord, any certificate or other document evidencing the status of the Sublease or subordination of this Sublease to the Master Lease, that Sublandlord or Master Landlord may reasonably request, in accordance with the Master Lease or this Sublease.
17.
Surrender of Subleased Premises.
(a)
Subtenant shall remove from the Subleased Premises on or before the expiration or earlier termination of this Sublease (i) any Alterations that are required to be removed pursuant to Section 8 of this Sublease, other than the Laboratory Conversion Work, (ii) any other improvements, alterations or fixtures in the Subleased Premises that were performed by or on behalf of Subtenant and that are required to be removed at the expiration of the term of the Master Lease pursuant to the terms therein, and (iii) Subtenant’s personal property, including, without limitation, any property that would be considered “Required Removables” pursuant to the terms of the Master Lease. In addition, Subtenant shall quit and surrender the Subleased Premises to Sublandlord on or before the expiration or earlier termination of this Sublease, broom clean, and in at least the same order, condition and repair as on the date received, ordinary wear and tear excepted and in accordance with the terms of the Master Lease. Conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements shall not be deemed “ordinary wear and tear.” If Subtenant fails to timely remove any Alterations, improvements or fixtures that are required to be removed, or any of Subtenant’s personal property, Sublandlord, at Subtenant’s sole cost and expense, shall be entitled (but not obligated) to remove such Alterations, improvements and/or fixtures and/or remove, store or dispose of Subtenant’s personal property. Sublandlord shall not be responsible for the value, preservation or safekeeping of Subtenant’s personal or other property. On the basis of the foregoing, Subtenant waives and releases its rights under Sections 1980 et. seq. and 1993 et. seq. of the California Civil Code, or any similar Laws now or hereafter in effect.
(b)
At least thirty (30) days prior to Subtenant’s surrender of possession of any part of the Subleased Premises, Subtenant shall provide Sublandlord with a facility decommissioning and Hazardous Materials closure plan for the Subleased Premises (“Exit Survey”) prepared by an independent third-party, state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Sublandlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Subtenant’s surrender of possession of any part of the Subleased Premises, Subtenant shall (i) provide Sublandlord with written evidence of all appropriate governmental releases obtained by Subtenant in accordance with Laws, including laws pertaining to the surrender of the Subleased Premises, (ii) place laboratory equipment decontamination forms on all decommissioned equipment to assure safe occupancy by future users, and (iii) conduct a site inspection with Sublandlord. In addition, Subtenant agrees to remain responsible after the surrender of the Subleased Premises for the remediation of any recognized environmental conditions, including those set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Subtenant’s obligations under this Addendum shall survive the expiration or earlier termination of the Sublease.
18.
Holding Over. Subtenant shall have no right to holdover in the Subleased Premises beyond the expiration or earlier termination of this Sublease. If Subtenant does not surrender and vacate the Subleased Premises as and when provided for herein, Subtenant shall be deemed to be holding over as a tenant at sufferance, and the parties agree that the Rent during such holdover period shall be one hundred seventy five percent (175%) of the Rent in effect immediately prior to such holding over. No holding over by Subtenant shall operate to extend the Sublease Term. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord, if Subtenant fails to surrender the Subleased Premises upon the expiration or earlier termination of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall be liable to Sublandlord for any obligations imposed by Master Landlord pursuant to the Master Lease as a result of such holding over, and Subtenant shall be responsible for all damages suffered by Sublandlord resulting from or occasioned by such holding over, including, without limitation, consequential damages (notwithstanding any limitations thereon under the Master Lease).
19.
Letter of Credit. Subtenant shall deliver to Sublandlord, at Subtenant’s sole cost and expense, an unconditional, irrevocable, standby letter of credit (the “Letter of Credit”) with an initial expiration date no earlier than one (1) year after the Effective Date of this Sublease in the amount set forth in the Basic Lease Information (the “Letter of Credit Amount”), in the form attached hereto as Exhibit G or in other such form as is reasonably acceptable to Sublandlord. The Letter of Credit shall secure the full and faithful performance of each provision of this Sublease to be performed by Subtenant pursuant to the following terms and conditions.
(a)
The Letter of Credit shall state on its face that, notwithstanding the stated expiration date, the term of the Letter of Credit shall be automatically renewed for successive, additional one (1) year periods during the Sublease Term through the date that is at least ninety (90) days after the last day of the Sublease Term, unless, at least ninety (90) days prior to any such date of expiration, the issuing bank shall have given written notice to Sublandlord, by certified mail, return receipt requested at the Sublandlord’s Address For Notice stated in the Basic Sublease Information or such other address as Sublandlord shall have given to the issuing bank, that the Letter of Credit will not be renewed. The failure of Subtenant to cause the Letter of Credit to be renewed or reissued at least sixty (60) days prior to the expiration thereof shall constitute Default under this Sublease.

(b)
The Letter of Credit shall be issued by a financial institution reasonably acceptable to Sublandlord, which financial institution shall be a bank that accepts deposits, maintains accounts, will negotiate letters of credit, and whose deposits are insured by the FDIC. The Letter of Credit must be presentable in Emeryville, California or such other United States location reasonably acceptable to Sublandlord. If the financial institution that issues the Letter of Credit makes a general assignment for the benefit of creditors, or commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property, or loses or has its charter revoked, goes into receivership, or is otherwise taken over by any regulatory agency which oversees such issuer, then Subtenant shall, promptly, but in no event later than ten (10) days after the occurrence of such event, deliver a replacement Letter of Credit to Sublandlord in the full Letter of Credit Amount and otherwise in accordance with the requirements set forth in this Section 19, and promptly upon Sublandlord’s receipt of the replacement Letter of Credit, Sublandlord shall return to Subtenant the Letter of Credit being replaced.
(c)
If Subtenant fails to perform fully and timely all or any of Subtenant’s covenants and obligations set forth in this Sublease, including, without limitation, Subtenant’s failure to renew the Letter of Credit at least ninety (90) days prior to the expiration thereof, or if Subtenant has filed a voluntary petition under the federal bankruptcy code or an involuntary petition has been filed against Subtenant under the federal bankruptcy code, Sublandlord may, without notice to Subtenant, execute one or more drafts on the Letter of Credit and apply all or any portion of the Letter of Credit toward fulfillment of Subtenant’s unperformed covenants and/or obligations, including any Rent payable by Subtenant that is not paid when due; provided, however, that a failure of Subtenant to renew the Letter of Credit in accordance with this Section 19 shall entitle Sublandlord to execute a draft for the entire amount of the Letter of Credit and such proceeds shall be deemed the property of Sublandlord until such time as Subtenant delivers a replacement Letter of Credit to Sublandlord in the full Letter of Credit Amount and otherwise in accordance with the requirements set forth in this Section 19, and promptly upon Sublandlord’s receipt of the replacement Letter of Credit, Sublandlord shall apply the amount of proceeds drawn from the issuing bank upon Subtenant’s failure to renew the Letter of Credit against the next due installment(s) of Base Rent under this Sublease. Any proceeds drawn shall constitute the property of Sublandlord and need not be segregated from Sublandlord’s other assets. If, as a result of any application or use by Sublandlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Subtenant shall, within ten (10) days thereafter, provide Sublandlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional (or replacement) letter of credit shall comply with all of the provisions of this section and if Subtenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Sublease, the same shall constitute an immediate Default by Subtenant.
(d)
Ninety (90) days after Subtenant vacates the Subleased Premises, upon the expiration or sooner termination of this Sublease, if Subtenant is not then in default, Sublandlord shall return to Subtenant the Letter of Credit (and any unapplied cash balance of the Letter of Credit that had been previously drawn upon); provided that Sublandlord may retain the Letter of Credit (or previously drawn proceeds therefrom) until such time as any Rent (including Additional Rent) due from Subtenant for known defaults in accordance with this Sublease has been determined and paid in full by Subtenant.
(e)
In no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be deemed to be or treated, or intended to serve as a “security deposit” within the meaning of any applicable law or statute. Subtenant hereby waives the provisions of any Laws which establishes the time frame by which Sublandlord must refund collateral or security for performance of a subtenant’s obligations under a sublease. Subtenant agrees and acknowledges that Subtenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Subtenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublandlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the federal bankruptcy code or otherwise.
(f)
Should the Permitted Use be amended to accommodate a change in the business of Subtenant or to accommodate a sub-subtenant or assignee, Sublandlord shall have the right to increase the Letter of Credit to the extent necessary, in Sublandlord’s reasonable judgment, to account for any increased risk to the Subleased Premises or increased wear and tear that the Subleased Premises may suffer as a result thereof. If a change in control of

Subtenant occurs during the Sublease and following such change the financial condition of Subtenant is, in Sublandlord’s reasonable judgment, materially reduced, Subtenant shall deposit such additional monies with Sublandlord as shall be sufficient to cause the Letter of Credit to be at a commercially reasonable level based on said change in financial condition.
(g)
Subtenant acknowledges that Sublandlord has the right to transfer its interests in this Sublease. Subtenant agrees that in the event of any such transfer, Sublandlord shall have the right to transfer, assign and/or endorse the Letter of Credit to Sublandlord’s master lessors, or other transferees or assignees. Subtenant shall look solely to such parties for the return of the Letter of Credit in accordance with the terms of this Sublease. Subtenant agrees further that, upon Sublandlord’s written request, it shall have the Letter of Credit issued, at Subtenant’s sole cost and expense, in favor of Sublandlord’s master lessor or other transferee or assignee to be held by any such party in accordance with the terms of this Sublease.
20.
Parking; Signage.
(a)
Parking. Subtenant shall have Subtenant’s proportionate share of such parking rights as Sublandlord may have in connection with the Subleased Premises, as set forth in the Master Lease. Sublandlord shall have the right to pass through to Subtenant any charges payable to Master Landlord under the Master Lease for such parking rights. Subtenant shall pay as Additional Rent all such amounts at the same time and in the same manner as Subtenant pays Base Rent pursuant to Section 4 above.
(b)
Signage. Subtenant shall not, without the prior written consent of Sublandlord (which consent may be granted or withheld in its sole and absolute discretion) and Master Landlord, post, project, affix, exhibit or display any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Subleased Premises. Subtenant shall have the right to display, at Subtenant’s sole cost and expense, signs bearing Subtenant’s name and/or logo at specific locations within the Subleased Premises, subject to the prior written consent of Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed). Subtenant shall be entitled to Subtenant’s signage rights and proportionate share of any Building standard identification signage allowed to the “Tenant” under the Master Lease at Subtenant’s sole cost and expense, and subject to Laws and Sublandlord’s and Master Landlord’s prior written approval, of the design and location of such signage. Upon the expiration or earlier termination of this Sublease, Subtenant shall be responsible for removing any signage described above, repairing any damage caused by such removal, and restoring the area to its prior condition. Subtenant shall in no event be entitled to any exterior Building signage.
21.
Limitation of Liability. None of the Sublandlord Parties shall have any personal liability for any obligation of Sublandlord under this Sublease or arising in connection herewith or with the operation, management, leasing, subleasing, repair, renovation, alteration or any other matter relating to the Project, the Building or the Subleased Premises, and Subtenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Subtenant. Whenever Sublandlord transfers its interest, Sublandlord shall be automatically released from further performance under this Sublease and from all further liabilities and expenses hereunder subject to assumption by the transferee of Sublandlord’s interest of all liabilities and obligations of Sublandlord hereunder from the date of such transfer.
22.
Miscellaneous.
(a)
All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Address(es) for Notice set forth above in the Basic Sublease Information. Each notice shall be deemed to have been received or given on the earlier to occur of (i) actual delivery or the date on which delivery is refused, (ii) three (3) business days after notice is deposited in the U.S. mail, one (1) business day after notice is deposited with an overnight or same day courier service in the manner described above or the date on which delivery is refused. Any party may, at any time, change its notice address (other than to a post office box address) by giving the other parties written notice of the new address.
(b)
Either party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Sublease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.
(c)
This Sublease shall be interpreted and enforced in accordance with the Laws of the state in which the Subleased Premises is located.
(d)
Subtenant represents and warrants to Sublandlord that it has not dealt with any broker in connection with this Sublease, other than Subtenant’s Broker (if any) identified in the Basic Sublease Information. Subtenant agrees to indemnify, defend and hold Sublandlord and Sublandlord Parties party harmless from any commissions due to any broker claiming by, through or under Subtenant.
(e)
The Basic Sublease Information set forth above and any Addenda, Exhibits and Schedules attached hereto are incorporated into and made a part of the Sublease. Each reference in this Sublease to any of the Basic Sublease Information shall mean the respective information above. In the event of any conflict between the Basic Sublease Information and the provisions of the Sublease, the provisions of the Sublease shall control. This Sublease constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the Subleased Premises. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant and consented to by Master Landlord.
(f)
Subtenant represents and warrants that the execution, delivery, and performance by Subtenant of its obligations under this Sublease have been duly authorized and will not violate any provision of Laws, any order of any court or other agency of government, or any indenture, agreement or other instrument to which it is a party or by which it is bound.
(g)
This Sublease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. This Sublease may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart.
(h)
Subtenant represents and warrants that neither it, nor any Subtenant Party, (i) is directly or indirectly owned or controlled by any individual or entity included on the List of Specially Designated Nationals and Blocked Persons or the Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any other governmental entity imposing economic sanctions and trade embargoes, (ii) is directly or indirectly owned or controlled by any individual or entity who is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other governmental entity (“Sanctioned Territory”); and (iii) shall provide any technology or technical information shared between the parties to any Sanctioned Territory or entity or individual that is a citizen of a Sanctioned Territory; Subtenant shall notify Sublandlord promptly upon knowledge of a violation of the foregoing (i) through (iii).
23.
California Civil Code Section 1938 Statement. To Sublandlord’s actual knowledge, the Subleased Premises has not undergone an inspection by a certified access specialist. For purposes of the preceding sentence, Sublandlord’s actual knowledge shall mean and be limited to the actual knowledge of the person who is Sublandlord’s Chief Financial Officer (not any other person) on the Effective Date, without any duty of inquiry or investigation, and such Chief Financial Officer shall have no personal liability if such representation is untrue. California Civil Code Section 1938 provides in relevant part as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Nothing in this paragraph or California Civil Code Section 1938 shall relieve or modify Subtenant’s obligations with respect to (a) compliance with Laws, including without limitation any construction-related accessibility standards, as set forth elsewhere in this Sublease, including, without limitation, Section 5(a) and Section 8 above, or (b) payment of Additional Rent as set forth in Section 4 above. Subtenant hereby agrees that any Subtenant-initiated CASp inspection (x) shall be at Subtenant’s sole cost and expense, and (y) shall take place during normal business hours following reasonable prior written notice to Sublandlord and Master Landlord. Any information contained in a CASp report shall be maintained as confidential. Subtenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Subleased Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Subleased Premises then, at the Master Landlord’s election, either Subtenant or the Master Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, in either instance at Subtenant’s sole cost and expense.
24.
Anti-Corruption. Neither Subtenant nor any of its directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on Subtenant’s behalf (collectively, “Representatives”), shall, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person, governmental agency, or other entity for the purposes of obtaining any improper advantage in connection with this Sublease. Not by way of limitation of Section 5 of this Sublease, neither Subtenant nor any of its directors, officers or employees shall violate any applicable laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”). Within five (5) business days of Sublandlord’s written request, Subtenant shall execute and deliver a compliance certification (which certification may be limited to Subtenant’s knowledge) with respect to Subtenant’s compliance with Anti-Corruption Laws and this Section 24. If Subtenant shall breach the foregoing at any time during the Sublease Term, a Default will be deemed to have occurred, without the necessity of notice to Subtenant.
25.
Confidential Information. During the Sublease Term, Sublandlord and Subtenant may each receive, obtain, or be given access to, whether directly or indirectly, including through audio or visual observation, information that relates to their respective business, finances, and/or technology (collectively, “Proprietary Information”), which such Proprietary Information shall include, without limitation, the existence and contents of this Sublease, the Master Lease, the Subleased Premises, the Building and the Project. Sublandlord and Subtenant shall each (i) not use the Proprietary Information for any purpose, except as is necessary to perform its obligations hereunder, (ii) not disclose any Proprietary Information, or component thereof, to any third party, (iii) within their respective organization, only disclose Proprietary Information to those Sublandlord Parties and Subtenant Parties, as applicable, who need such Proprietary Information for the purposes of performing the obligations hereunder and who are bound by obligations of confidentiality with respect to such Proprietary Information at least as protective as those contained herein, and (iv) use best efforts to protect the confidentiality of the Proprietary Information. Sublandlord and Subtenant shall each notify the other of any unauthorized use or disclosure of Proprietary Information and to take all actions reasonably necessary to prevent further unauthorized use or disclosure thereof. Sublandlord and Subtenant each also recognizes and agrees that they have no expectation of privacy with respect to Sublandlord’s or Subtenant’s, as applicable, telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that their respective activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.
26.
No Publicity. Sublandlord and Subtenant each hereby acknowledges and agrees that it shall not use, without the other’s prior written approval, which may be withheld in such party’s sole discretion, the name of the other party, its affiliates, trade names, trademarks or trade dress, products, or any signs, markings, or symbols from which a connection to such party may be reasonably inferred or implied, in any manner whatsoever, including, without limitation, press releases, marketing materials, or advertisements.

[Signature Page Follows]

In Witness Whereof, Sublandlord and Subtenant have executed this Sublease effective as of Effective Date above written, on the dates set forth below.

SUBLANDLORD:		SUBTENANT:

Dynavax Technologies Corp.,		Metagenomi, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Kelly MacDonald	By:	/s/ Jian Irish
Name:	Kelly MacDonald	Name:	Jian Irish
Title:	CFO	Title:	Chief Operating Officer